Exhibit 10.1
AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered into effective this 28th day of March, 2006, between Wayne Kelley (“Employee”) and Steak n Shake Operations, Inc. (“SNS”). This Amendment modifies the Employment Agreement between the parties entered into on December 29, 2006 (the “Agreement”), a copy of which is attached hereto as Exhibit A.

WHEREAS, Employee has performed exceptionally under the Agreement and has added significant value to the Company by locating outstanding and profitable real estate sites and providing advice on current and pending real estate sites; and

WHEREAS, As a result of Employee’s outstanding results SNS desires to retain Employee’s services beyond the termination of the Agreement; and

WHEREAS, Employee has found working for SNS rewarding and desires to extend his relationship with SNS beyond the expiration of the Agreement; and

NOW THEREFORE, based on the foregoing premises and the following promises and representations, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties agree as follows:

1.
Continued Effectiveness of Agreement. Except as specifically set forth herein, the terms of the Agreement shall remain effective. All defined terms in the Agreement shall have the same meanings herein unless otherwise defined.

2.	Extension of Term. The first sentence of Paragraph 1 of the Agreement is hereby stricken and replaced with the following:

Employee shall remain a full-time employee of SNS through and including July 13, 2009 (the “Resignation Date”).

3.	Duties. Paragraph 2 of the Agreement shall be modified to include the following at the end of the paragraph:
Beginning April 21, 2007 Employee shall provide good faith efforts to obtain and identify real estate sites in the Atlanta and Charlotte DMAs, as well as any other DMAs on which SNS reasonably requests him to focus. This work may require less than 40 hours per week of work. After April 21, 2007 SNS may elect to close its office in Charlotte, but will continue to provide Employee with telephone, fax machine, computer, e-mail and internet access and other business support for use at his home.

4.	Compensation. Paragraph 3 of the Agreement shall be stricken in its entirety and replaced by the following:

From December 29, 2004 through April 20, 2007 Employee’s annual base salary hereunder shall be $205,000, payable in bi-weekly installments on SNS’s normal and customary paydays. Employee shall be entitled to earn a bonus of $56,923.08, which will be earned, due and payable in a lump sum only if Employee is employed by SNS on April 20, 2007. From April 21, 2007 through July 13, 2009 Employee’s annual base salary hereunder shall be $75,000, payable in bi-weekly installments on SNS’s normal and customary paydays. During his employment hereunder Employee shall be entitled to use of a vehicle provided by SNS typical of those provided to executives of SNS, subject to Employee’s adherence to SNS’s automobile use policies.

5.
Continued Service on SNS’s Board. Nothing herein shall adversely or positively impact Employee’s continued service on the Company’s Board of Directors and Employee’s selection as a potential Board member shall continue to be governed by the decision of the Nominating/Corporate Governance Committee of the Board.

THIS AMENDMENT TO EMPLOYMENT AGREEMENT IS ENTERED INTO AS OF THE DATE ABOVE WRITTEN AND THE PARTIES AGREE TO BE BOUND BY ITS TERMS BY SIGNING BELOW:

/s/ Wayne Kelley
Wayne Kelley

Dated: March 28, 2006

“STEAK N SHAKE OPERATIONS, INC.”

/s/ Peter M. Dunn
Peter M. Dunn
President and CEO, Steak n Shake Operations, Inc.
Dated: March 28, 2006